Exhibit (d)(5)

Mike Read	Lloyds TSB Bank plc 2nd Floor 10 Gresham Street London EC2V 7AE
Group Treasurer QinetiQ plc Ively Road Farnborough Hampshire GU14 0LX	Tel; 020 7158 1457 Fax: 020 7158 3251 John.gage@lloydstsb.co.uk Date: 18 Jan. 07

Dear Mike

Facility agreement entered into between, inter alia, (1) QinetiQ Holdings Limited and (2) Lloyds TSB Bank plc as Agent dated 24 August 2004 as amended and restated from time to time in relation to a facility of up to £500,000,000 (the “Agreement”).

We refer to the Agreement. Save as otherwise defined in this letter, terms defined in the Agreement shall have the same meaning in this letter.

I refer to your letter of the 11th January 2007, pursuant to the definition of Permitted Acquisition and clause 22.9 (Acquisitions), requesting that the QinetiQ Group be permitted to acquire 100% of the outstanding equity of Analex Corporation for consideration not exceeding USD200,000,000 (the “Acquisition”). I am pleased to confirm that all of the Lenders have agreed to this request on the terms set out in your letter, and the Acquisition is hereby approved under limb (c) of the definition of Permitted Acquisitions. The consent is subject to the information contained in your request being true, complete and accurate.

The consents are only effective in this instance and for the purpose for which they are given. Notwithstanding the above, all other terms and conditions of the Agreement (and all rights of the Lenders) and the guarantee under it remain in full force and effect.

This letter is governed by English law. This is a Finance Document.

Please sign and return the copy of this letter enclosed as confirmation of your acceptance keeping the other for your records.

Yours sincerely

For and on behalf of

LLOYDS TSB BANK PLC

as Agent

Lloyds TSB Bank plc. Registered office: 25 Gresham Street, London EC2V 7HN. Registered in England and Wales no. 2065. Telephone: 020  7626 1500.

Authorised and regulated by the Financial Services Authority and a signatory to the Banking Codes.

Lloyds TSB Bank plc represents only the Scottish Widows and the Lloyds TSB Marketing Group for life assurance, pensions and investment  business.

FORM OF ACKNOWLEDGEMENT

We agree to the above.

For and on behalf of QinetiQ Holdings Limited

As the Company and on behalf of the other Obligors

Lloyds TSB Bank plc. Registered office: 25 Gresham Street, London EC2V 7HN. Registered in England and Wales no. 2065, Telephone: 020  7626 1500.

Authorised and regulated by the Financial Services Authority and a signatory to the Banking Codes.

Lloyds TSB Bank plc represents only the Scottish Widows and the Lloyds TSB Marketing Group for life assurance, pensions and investment  business.